(a)(43)

AMENDMENT NO. 38 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Abolition of Classes of Shares of Beneficial Interest

Effective: January 12, 2023

THIS AMENDMENT NO. 38 TO THE DECLARATION OF TRUST OF VOYA

SEPARATE PORTFOLIOS TRUST ("VSPT"), a Delaware statutory trust, dated March 2, 2007, as amended (the "Declaration of Trust"), reflects resolutions adopted by the Board of Trustees of VSPT on January 11, 2023, with respect to Voya Emerging Markets Hard Currency Debt Fund, Voya Investment Grade Credit Fund, Voya Securitized Credit Fund, Voya Target In-Retirement Fund, Voya Target Retirement 2025 Fund, Voya Target Retirement 2030 Fund, Voya Target Retirement 2035 Fund, Voya Target Retirement 2040 Fund, Voya Target Retirement 2045 Fund, Voya Target Retirement 2050 Fund, Voya Target Retirement 2055 Fund, Voya Target Retirement 2060 Fund, and Voya Target Retirement 2065 Fund (collectively, the "Funds"), each a series of VSPT, acting pursuant to the Declaration of Trust, including Article III, Section 6 and Article X, Section 1 of VSPT's Declaration of Trust. These resolutions serve to abolish Class T shares of the Funds.

VOYA SEPARATE PORTFOLIOS TRUST

SECRETARY'S CERTIFICATE

I, Joanne F. Osberg, Vice President and Secretary of Voya Separate Portfolios Trust

("VSPT"), do hereby certify that the following is a true copy of resolutions duly adopted by the

Board of Trustees of VSPT at a meeting held on January 11, 2023 with regard to the dissolution

Class T shares of VSPT on behalf of Voya Emerging Markets Hard Currency Debt Fund, Voya

Investment Grade Credit Fund, Voya Securitized Credit Fund, Voya Target In-Retirement Fund,

Voya Target Retirement 2025 Fund, Voya Target Retirement 2030 Fund, Voya Target

Retirement 2035 Fund, Voya Target Retirement 2040 Fund, Voya Target Retirement 2045 Fund,

Voya Target Retirement 2050 Fund, Voya Target Retirement 2055 Fund, Voya Target

Retirement 2060 Fund, and Voya Target Retirement 2065 Fund:

RESOLVED, that pursuant to the Declaration of Trust, dated March 2, 2007, as amended (the "Declaration of Trust"), of Voya Separate Portfolios Trust ("VSPT"), a Delaware statutory trust, including Article III, Section 6 and Article X, Section 1 of the Declaration of Trust, the dissolution of the Class T shares of Voya Emerging Markets Hard Currency Debt Fund, Voya Investment Grade Credit Fund, Voya Securitized Credit Fund, Voya Target In-Retirement Fund, Voya Target Retirement 2025 Fund, Voya Target Retirement 2030 Fund, Voya Target Retirement 2035 Fund, Voya Target Retirement 2040 Fund, Voya Target Retirement 2045 Fund, Voya Target Retirement 2050 Fund, Voya Target Retirement 2055 Fund, Voya Target Retirement 2060 Fund, and Voya Target Retirement 2065 Fund (collectively, the "Funds"), each a series of VSPT, be, and it hereby is, approved and that the officers of VSPT be, and each hereby is, authorized to prepare, execute and deliver an amendment to the Declaration of Trust to dissolve the Class T shares of each of the Funds, to be effective on a date deemed appropriate by the officers of VSPT; and

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FURTHER RESOLVED, that the officers of VSPT be, and each hereby is, authorized, with the advice of counsel, and subject to review by counsel to the Trustees who are not "interested persons" as defined in the Investment Company Act of 1940, as amended, to take any and all such actions they determine, in their discretion, to be necessary or desirable to carry out the purpose of the foregoing resolution, and to execute and deliver all such documents in the name of, and on behalf of VSPT, as in their judgment shall be necessary to accomplish the purpose of the foregoing resolution.

By: /s/ Joanne F. Osberg________________

Joanne F. Osberg

Vice President and Secretary

Dated: January 12, 2023